HFII N-SAR

(Reporting Period:  10/1/16 3/31/17)

Attachments/Exhibits

SUB-ITEM 77Q1: Exhibits

(b) Copies of the text of any proposal described in answer to sub-item 77D

Effective October 19, 2016, each of the Highland Global Allocation Fund, Highland Premier Growth Equity Fund, Highland Small-Cap Equity Fund,
Highland Fixed Income Fund, Highland Tax-Exempt Fund, Highland Total Return Fund and Highland Energy MLP Fund made certain changes to its principal investment strategies. Such revised strategies are described in a supplement, dated October 19, 2016, to the Funds prospectus filed with the Securities and Exchange Commission on October 19, 2016 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-16-741805), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.